Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186	Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Announces Agreement to Extend Payment Deadline and Enter into New Agreement with Luzon Minerals Ltd. for Option on Amayapampa Project, Bolivia

Denver, Colorado, December 5, 2006 – Vista Gold Corp. (TSX & AMEX:  VGZ) (“Vista”) announced today that, subject to board approval and satisfaction of a number of other conditions, it has reached an agreement with Luzon Minerals Ltd. (LZN-V) (“Luzon”) to extend the deadline for Luzon to make the US$2.6 million cash payment currently payable to Vista by Luzon on December 6, 2006 to January 30, 2007.  The agreement to extend the deadline set under the terms of the existing purchase option agreement between Vista and Luzon (as previously announced by Vista) is subject to satisfaction of the conditions described below.  If these conditions are satisfied, the existing purchase option agreement will be replaced with a new option agreement substantially on the terms described below.  If these conditions are not satisfied, the existing purchase option agreement will remain in effect and the US$2.6 million payment will be payable on January 30, 2007.  Under the existing agreement, Luzon will not acquire title to the project until all payments have been made.

The agreement to extend the payment deadline is subject to the following conditions:

1.                                        Luzon immediately restructure its board of directors to, among other things, include a director nominated by Vista.

2.                                        By no later than January 30, 2007, Luzon will have:

(a)                                 demonstrated to the satisfaction of Vista that it has management in place to undertake technical and on-site management of the Amayapampa project;

(b)                                arranged sufficient funding, or have established and approved a funding plan acceptable to Vista, to fund project and corporate activities sufficient to complete the option period;

(c)                                 executed a new option agreement with Vista to replace the existing purchase option agreement that sets out the terms on which Vista agreed to sell, and Luzon agreed to buy, the Amayapampa project from Vista.  Under the new option agreement, Vista would grant Luzon an 18-month option to purchase a 90% interest in Vista’s interests in the Amayapampa project, on substantially the terms described below.   The consideration for the option will be:

(i)                                      the payments and shares already received as part of the existing agreement;

(ii)                                   a monthly payment of US$20,000 payable during the option period in cash or shares of Luzon;

(iii)                                payment to Vista of all outstanding accounts receivable to be made on closing; and

(iv)                               the assumption of all future holding costs, including rents, legal fees, etc. for the Amayapampa project and resumption by Luzon of project management and site activities.

The purchase price will consist of the following:

(v)                                  The delivery of a Canadian National Instrument 43-101 compliant bankable feasibility study within six months of the effective date of the new option agreement.

(vi)                               The arrangement for the 100% financing of the construction, including all working capital (through to commercial production), of the Amayapampa mine within 18 months of the effective date.

(vii)                            Payment to Vista of a net smelter royalty, graduated for gold price, to be negotiated between the parties, but substantially similar to the royalty in the existing agreement.

Other terms will be negotiated, but will include a requirement that until the mine has been in commercial production for two years, Vista will be entitled to nominate a director to Luzon’s board of directors.

Vista understands that Luzon issued a press release earlier today regarding the matters described above.  The press release issued by Luzon did not accurately reflect the terms of the agreement reached between Vista and Luzon.  Vista understands that Luzon intends to issue a press release to clarify the terms of the agreement reached.

Vista, based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources.  Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development.  Vista’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, the Awak Mas project in Indonesia, and the Mt. Todd project in Australia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com